Exhibit 99.1

SANDBRIDGE ACQUISITION CORPORATION
1999 AVENUE OF THE STARS, SUITE 2088
LOS ANGELES, CA 90067

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 28, 2021, the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBG2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 28, 2021, the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45041-S20598

SANDBRIDGE ACQUISITION CORPORATION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

Proposal	For	Against	Abstain
1. **Business Combination Proposal —** to approve the business combination agreement, dated as of February 15, 2021 (as may be amended and/or restated from time to time, the "Business Combination Agreement"), by and among Sandbridge Acquisition Corporation ("Sandbridge"), Project Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sandbridge ("Merger Sub"), and Owlet Baby Care Inc., a Delaware corporation ("Owlet"), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Owlet (the "Merger") with Owlet surviving the Merger as a wholly owned subsidiary of Sandbridge.	☐	☐	☐
2. **The Charter Amendment Proposal, including the Advisory Charter Amendment Proposals —** to approve, assuming Proposal 1 is approved and adopted, the proposed amended and restated certificate of incorporation of Sandbridge (the "Proposed Charter"), which will replace Sandbridge's amended and restated certificate of incorporation, dated September 14, 2020 (the "Current Charter"), and which will be in effect as of the Effective Time (we refer to such proposal as the "Charter Amendment Proposal"); and to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as six separate sub-proposals:	☐	☐	☐
2a. **Advisory Charter Amendment Proposal A** -- Upon the effectiveness of the Proposed Charter, Sandbridge will be renamed Owlet, Inc. ("New Owlet") and will be authorized to issue 1,100,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of New Owlet common stock, par value $0.0001 per share and (ii) 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes Sandbridge to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Sandbridge Class A common stock, par value $0.0001 per share, and 10,000,000 shares of Sandbridge Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of Sandbridge preferred stock, par value $0.0001 per share;	☐	☐	☐
2b. **Advisory Charter Amendment Proposal B** -- Under the Proposed Charter, New Owlet will remove the provisions regarding New Owlet not being governed by Section 203 of the General Corporation Law of the State of Delaware relating to takeovers by interested stockholders;	☐	☐	☐
2c. **Advisory Charter Amendment Proposal C** -- Under the Proposed Charter, in addition to any vote required by Delaware law, Part B of Article IV, Article V, Article VI, Article VII, Article VIII and Article IX of the Proposed Charter may be amended only by the affirmative vote of the holders of at least two-thirds of the total voting power of the then outstanding shares of stock of New Owlet entitled to vote thereon, voting together as a single class.	☐	☐	☐
2d. **Advisory Charter Amendment Proposal D** -- Under the Proposed Charter, directors can be removed only for cause and only by the affirmative vote of the holders of at least a two-thirds of the outstanding shares entitled to vote at an election of directors.	☐	☐	☐
2e. **Advisory Charter Amendment Proposal E** -- Under the Proposed Charter, the board of directors of New Owlet is expressly authorized to adopt, alter, amend or repeal the Bylaws in accordance with Delaware law; provided that, in addition to any vote required by Delaware law, the adoption, amendment or repeal of the Bylaws by New Owlet stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of New Owlet entitled to vote generally in an election of directors.	☐	☐	☐
2f. **Advisory Charter Amendment Proposal F** -- To provide for certain additional changes, including, among other things, (i) changing the corporate name from "Sandbridge Acquisition Corporation" to "Owlet, Inc.", and (ii) removing certain provisions related to Sandbridge's status as a blank check company that will no longer be applicable upon consummation of the Merger, all of which the Sandbridge board of directors believes is necessary to adequately address the needs of New Owlet after the Merger.	☐	☐	☐
3. **The NYSE Proposal –** to approve, assuming Proposals 1 and 2 are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange, the issuance of (i) 13,000,000 shares of Sandbridge Class A common stock to the certain investors pursuant to subscription agreements (the "Subscription Agreements") immediately prior to the Closing, plus any additional shares issued pursuant to Subscription Agreements we may enter into prior to Closing, and (ii) an aggregate of up to 102,500,000 shares of New Owlet common stock to existing Owlet equityholders pursuant to the terms of the Business Combination Agreement.	☐	☐	☐
4. **The Incentive Award Plan Proposal -** to approve, assuming Proposals 1, 2 and 3 are approved and adopted, the Owlet, Inc. 2021 Incentive Award Plan (the "New Owlet Incentive Award Plan"), including the authorization of the initial share reserve under the New Owlet Incentive Award Plan, including with respect to the number of shares that may be issued pursuant to the exercise of incentive stock options granted.	☐	☐	☐
5. **The ESPP Proposal -** to approve, assuming Proposals 1, 2, 3 and 4 are approved and adopted, the Owlet, Inc. 2021 Employee Stock Purchase Plan (the "New Owlet ESPP"), including the authorization of the initial share reserve under the New Owlet ESPP.	☐	☐	☐
6. **The Adjournment Proposal -** to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, any of Proposals 1, 2, 3, 4 or 5 would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

D45042-S20598  SANDBRIDGE ACQUISITION CORPORATIONSpecial Meeting of the Stockholders June 29, 2021 at 10:00 a.m. Eastern TimeThis proxy is solicited by the Board of Directors.The stockholder(s) hereby appoint(s) Ken Suslow and Richard Henry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Sandbridge Acquisition Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m. ET on June 29, 2021, virtually at www.virtualshareholdermeeting.com/SBG2021SM, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.  Continued and to be signed on reverse side.  Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com.